Exhibit 99.1

Analyst Contact:
Kurt Abkemeier investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

Inteliquent Expands Leadership Team, Hires Michelle Owczarzak as Senior Vice President, Sales

Chicago, January 11, 2016 – Inteliquent, Inc. (NASDAQ: IQNT), the carrier for communication service providers, announced today that its Board of Directors appointed Michelle Owczarzak as its Senior Vice President, Sales.

Ms. Owczarzak, who brings a wealth of experience in sales strategy and execution, will lead the company’s initiatives to strengthen its core business and expand into new markets. She will also serve as part of Inteliquent’s senior leadership team and report directly to President and Chief Executive Officer Matt Carter.

“We need dynamic leaders who have the experience and drive to help our company achieve its considerable potential,” said Matt Carter, President and Chief Executive Officer, Inteliquent. “I am confident Michelle’s high energy, industry knowledge and leadership will be a key asset in continuing to propel Inteliquent forward.”

Prior to joining Inteliquent, Ms. Owczarzak served in a variety of senior sales positions during her eight-year tenure at FairPoint Communications. Most recently, she served as FairPoint Communication’s Vice President, Wholesale Sales, where she was responsible for the totality of strategy and execution for Fairpoint’s wholesale sales channel and was a member of the company’s senior leadership team. Ms. Owczarzak also held senior sales positions at Level 3 Communications, TelCove, Inc., and AT&T.

Ms. Owczarzak holds a Bachelor’s Degree from Dickinson College and a Master of Public and International Affairs from the University of Pittsburgh.

Inteliquent also announced that John Schoder, who previously served as Executive Vice President, Sales, Product and Marketing, has been named Executive Vice President and Chief Marketing Officer. Ms. Owczarzak will join Inteliquent, and Mr. Schoder will assume his new duties on January 11, 2016.

About Inteliquent

Inteliquent is a leading provider of connectivity among communications service providers of all types. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately fifteen billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.

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